                                                                     Exhibit 5.1


                           FOLEY, HOAG & ELIOT LLP
                           ONE POST OFFICE SQUARE
                      BOSTON, MASSACHUSETTS 02109-2170

                                  --------

                          TELEPHONE 617-832-1000  1747 Pennsylvania Avenue, N.W.
                          FACSIMILE 617-832-7000     Washington, D.C.  20006
                            http://www.fhe.com          TEL: 202-223-1200
                                                        FAX: 202-785-6687







                                       September 21, 1999


Charles River Associates Incorporated
200 Clarendon Street
Boston, Massachusetts 02116

Ladies and Gentlemen:

         We are familiar with the Registration Statement on Form S-3 (Registration No. 333-85899), as amended by Amendment No. 1 thereto (as amended, the "Registration Statement"), filed by Charles River Associates Incorporated, a Massachusetts corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the proposed public offering by the Company of 200,000 shares (the "Company Shares") of its Common Stock, without par value (the "Common Stock"), to be issued by the Company and to the proposed public offering by certain stockholders of the Company (the "Selling Stockholders") of an aggregate of 2,100,000 additional shares (the "Stockholder Shares") of such Common Stock. (The foregoing number of Stockholder Shares assumes the exercise in full of the over-allotment option described in the Registration Statement.)

         We are familiar with the Company's Articles of Organization and all amendments thereto and restatements thereof, its By-Laws and all amendments thereto and restatements thereof, the records of meetings and consents of its Board of Directors and of its stockholders provided to us by the Company, and its stock records. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

         Based on the foregoing, it is our opinion that:

         1. The Company has corporate power adequate for the issuance of the Company Shares in accordance with the Registration Statement. The Company has taken all necessary corporate action required to authorize the issuance and sale of the Company Shares. When certificates for the

Charles River Associates Incorporated
September 21, 1999
Page 2


Company Shares have been duly executed and countersigned, and delivered against due receipt of consideration therefor as described in the Registration Statement, the Company Shares will be legally issued, fully paid and non-assessable.

         2. Upon the due execution, countersignature and delivery of certificates for the Stockholder Shares, the Stockholder Shares will be legally issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the prospectus forming part of the Registration Statement.

                                       Very truly yours,

                                       Foley, Hoag & Eliot LLP


                                       By: /s/ William R. Kolb
                                           -------------------------------
                                           A Partner